Exhibit 99.2

January 11, 2017

To all of our Sequel Colleagues and Shareholders:

We are writing to share some very exciting news with you about Sequel's future. Today we publicly announced our plans to enter into a business combination with a company called Global Partner Acquisition Corp (GPAC). Following the successful completion of this proposed transaction Sequel will become a publicly listed company, trading on the NASDAQ stock exchange under the ticker symbol SYFS. This event marks the beginning of a very exciting new chapter in our history.

Led by a team of talented investment and business professionals who have significant experience helping private companies access the public markets, GPAC was formed in 2015 as a special purpose acquisition company (or "SPAC") to identify an attractive operating company with whom they could partner. After reviewing over 60 businesses, GPAC selected Sequel as their partner of choice as they were most impressed by our leadership position and innovative approach in the behavioral healthcare market.

This transaction will allow us to solidify our finances by accessing permanent, public equity capital while reducing our relative amount of debt. Access to public equity capital will allow us to continue to grow so that we can help more people, and also will provide liquidity for our shareholders. We expect the closing of the transaction will occur in April; shareholders will receive more details prior to closing.

So, you might ask: What will change as a result of this transaction? First, our shareholder base will change, as the majority of our stock will be held by the public (but it's important to note that Jay will remain Sequel's single largest shareholder). We also will be governed by a nine-member Board of Directors and will become more transparent about our business affairs because of the disclosure requirements imposed upon us as a public company. But the most important change is that we'll have access to additional financial resources to grow the company and increase our positive impact on society.

So, what won't change? Our leadership won't change; the deal with GPAC is such that our entire national management team will remain in place. And GPAC also allowed Jay to identify five of the nine members of the Board (including the two of us), who initially will constitute a majority of the Board of Directors. Because our leadership won't change, our mission, core values and "Doing the Right Thing" operating philosophy won't change either. In short, everything will be "business as usual"! We get to keep doing what we love by helping our clients with Humility, Integrity, Passion and (high) Performance!

As mentioned above, the transaction has not yet closed; we will advise once it does. Once we become a publicly traded company, we will attract the attention of a broader and more diverse audience. This includes business and financial media, investors, and other members of the financial community who will be tracking our performance and interested in information. As such, we ask that each of you review the attached media policy to understand how best to communicate with external audiences. In short, please do not share any financial or confidential information with anyone outside of the company. Should you receive any inquiries about the company, please pass them along to our investor relations firm ICR (at sequel@icrinc.com) as per the attached guidance.

In closing, thank you — once again — for your partnership in this wonderful venture. Let's keep it going! We believe that we're just hitting our stride, and that our best days are ahead. Let's recommit ourselves to our HIPP core values and Doing the Right Thing for each and every person in our care, and watch as everything else falls into place.

With warm regards,

John Stupak, CEO and Jay Ripley, Chairman

Sequel Youth and Family Services       |       1131 Eagletree Lane, Huntsville, AL 35801

Tel: 256.880.3339       |       Fax: 256.880.7026       |       www.sequelyouthservices.com